Exhibit 12.1

March 25, 2022

Eco Bright Future, Inc.

1015 Bowsprit Ln.
Holiday FL 34691

Re:	Eco Bright Future, Inc. Offering Statement on Form 1-A for an offering of up to 5,000,000 shares of common stock

Ladies and Gentlemen:

I have acted as counsel to Eco Bright Future, Inc., a Wyoming corporation (the “Company”), in connection with the proposed offering by the Company of 5,000,000 shares of the Company’s common stock (the “Securities”) pursuant to the Company's Offering Statement on Form 1-A, as amended (the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

I have reviewed the Company’s charter documents, the Offering Statement and the corporate proceedings taken by the Company in connection with the offer, issuance and sale of the Securities and any other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the original of such copies.

Based on such review, I am of the opinion that the Securities have been duly authorized and will be, when issued in the manner described in the Offering Statement, legally issued, fully paid and nonassessable. No opinion is being rendered hereby with respect to the truthfulness, accuracy or completeness of the Offering Statement or any portion thereof.

I consent to the filing of this opinion letter as an exhibit to the Offering Statement and reference to myself under the caption “Legal Matters” in the Offering Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Sincerely,

/s/ John J. Brannelly

Attorney

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